Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-171601 on Form S-8, Registration Statement No. 333-208019 on Form S-3, as amended by Amendment No. 1, Registration Statement No. 333-196059 on Form S-3, Registration Statement No. 333-196052 on Form S-3, Registration Statement No. 333-194249 on Form S-3 and Registration Statement No. 333-169433 on Form S-1, as amended by Post-Effective Amendment No. 2 on Form S-3 of our report dated February 26, 2016, relating to the consolidated financial statements and financial statement schedule of KKR & Co. L.P. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
New York, New York
February 26, 2016